Contact:	Mark E. Secor
Chief Financial Officer
Phone:	(219) 873-2611
Fax:	(219) 874-9280
Date:	January 26, 2022

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results including Strong Profitability, Higher Net Interest Income, Growing Commercial and Consumer Loans, and Disciplined Expense Management

Michigan City, Indiana, January 26, 2022 (GLOBE NEWSWIRE) — (NASDAQ GS: HBNC) — Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced its unaudited financial results for the three and twelve months ending December 31, 2021.

“Horizon capped 2021 with record annual earnings and net interest income, as well as continued growth in commercial and consumer loans through the fourth quarter, mortgage production well in–line with our expectations, strong asset quality metrics and continued disciplined expense management,” Chairman and CEO Craig M. Dwight said. “We enter 2022 with strong pipelines to support our loan growth goals for the year, successfully integrated a new team of advisors and customers onboarded through the September acquisition of 14 branches and low–cost deposits to expand Horizon’s Michigan franchise, and a balance sheet that is very well positioned for increasing short term interest rates.”

Fourth Quarter and Full Year 2021 Highlights

•Net income totaled $87.1 million, or $1.98 per diluted share for the 12 months of 2021 and $21.4 million, or $0.49 per diluted share in the fourth quarter. Adjusted diluted earnings per share was $0.54 for the fourth quarter of 2021 compared to $0.52 for the third quarter of 2021 and $0.52 for the fourth quarter of 2020. (See the “Non–GAAP Reconciliation of Diluted Earnings Per Share” table for the definition of this non–GAAP calculation of adjusted diluted earnings per share.)

•Net interest income grew to a record $50.0 million for the quarter, up 7.4% from the third quarter of 2021 and 14.6% from the fourth quarter of 2020. Reported net interest margin (“NIM”) was 2.97% and adjusted NIM was 2.86%, with reported NIM decreasing by 20 basis points and adjusted NIM decreasing by 26 basis points from the third quarter of 2021. (See the “Non–GAAP Reconciliation of Net Interest Margin” table for the definition of this non–GAAP calculation of adjusted NIM.) Approximately 10 basis points of the NIM and adjusted NIM is attributed to Federal Paycheck Protection Program (“PPP”) lending, offset by an estimated 32 basis point compression attributed to excess liquidity during the quarter. During the fourth quarter, Horizon increased the average balance of its investment portfolio by $458.9 million to leverage capital and focus on increasing net interest income.

•The Company was asset sensitive as of December 31, 2021, resulting from the liquidity on the balance sheet, adjustable rate assets and the low beta's on deposit pricing based on expected deposit rates. Based on parallel rate shocks to the balance sheet, at a 100 basis point shock and 200 basis point shock, net interest income increases approximately $10.0 million and $20.0 million, respectively.

•Commercial loans, excluding PPP and acquired loans, grew by 2.4% during the quarter and 2.4% during 2021 to a record $2.13 billion at period end.

•Consumer loans, excluding acquired loans, grew by 1.9% during the fourth quarter and 2.7% during 2021 to a record $727.3 million at period end, with record production of $397.1 million.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results
•Residential mortgage loans, excluding acquired loans, declined in–line with expectations by 1.5% during the fourth quarter and 13.8% during 2021 to $594.4 million at period end, as the addition of new producers and the launch of a new jumbo mortgage product aimed at second home buyers in Horizon's very attractive second–home markets began to mitigate the impact of the industry–wide slowdown in mortgage lending from recent historic levels. Mortgage loan revenues only constituted 10.8% of total revenue in 2021.
•Non–interest expense was $39.4 million in the quarter, including ongoing operating expenses associated with the Michigan branch acquisition that closed on September 17. Excluding acquisition–related expenses and non–recurring Employee Stock Ownership Plan (“ESOP”) settlement expense, non–interest expense was $36.6 million, representing 1.95% of average assets on an annualized basis in the quarter, compared to $33.6 million, or 2.05%, in the third quarter of 2021 and $36.5 million, or 2.47%, in the fourth quarter of 2020. Acquisition–related expenses totaled approximately $884,000 in the fourth quarter of 2021 and $799,000 in the linked quarter. (See the “Non–GAAP Reconciliation of Non–Interest Expense” table for the definition of this non–GAAP calculation of adjusted non–interest expense.)

•Horizon accrued $1.9 million of expense in December for a mediation settlement related to a dispute with the U.S. Department of Labor (“DOL”) concerning valuations and sale transactions related to Horizon's ESOP trustee business. Horizon is no longer in the ESOP trustee business and sold all accounts to a third party on September 30, 2021 and recorded a $2.3 million gain on the sale in the third quarter.
•The efficiency ratio for the period was 62.69% compared to 54.88% for the third quarter of 2021 and 57.54% for the fourth quarter of 2020. The adjusted efficiency ratio, excluding acquisition–related expense and non–recurring settlement costs, was 58.25% compared to 56.16% for the third quarter of 2021 and 56.48% for the fourth quarter of 2020. (See the “Non-GAAP Calculation and Reconciliation of Efficiency Ratio and Adjusted Efficiency Ratio” table below.)

•Horizon’s in–market consumer and commercial deposit relationships, including those on–boarded as part of its branch acquisition near the end of the third quarter, combined with strategic pricing moves to manage deposit growth and runoff of higher–priced time deposits, contributed to continued improvement in the cost of interest bearing liabilities, which declined to 0.31% in the quarter, compared to 0.38% in the third quarter of 2021 and 0.94% in the fourth quarter of 2020.

•Horizon recorded a provision release of $2.1 million in the quarter, compared to a provision expense of $1.1 million in the third quarter of 2021 and $3.0 million in the fourth quarter of 2020, as non–performing loans declined to $19.0 million, or 0.53% of total loans, on December 31, 2021.

•Horizon’s book value per share and tangible book value increased to all–time highs of $16.61 and $12.58. (See the “Non–GAAP Reconciliation of Tangible Stockholders’ Equity and Tangible Book Value per Share” table below.) Held to Maturity (“HTM”) securities were increased in the fourth quarter through a transfer from Available for Sale (“AFS”) securities and purchases to 57.2% of the investment portfolio. This increase in HTM securities will help manage the impact of unrealized losses to tangible capital in a rising rate environment.

•The integration of 14 branches purchased from TCF National Bank that closed on September 17, 2021 is complete and was very successful. The deposit runoff has stabilized at approximately 8% with the plan to begin to rebuild this runoff as we enter into 2022. The financial impact of this transaction to date is in line with management's projections.

Summary

	For the Three Months Ended
	December 31,	September 30,	December 31,
Net Interest Income and Net Interest Margin	2021	2021	2020
Net interest income	$49,976	$46,544	$43,622
Net interest margin	2.97%	3.17%	3.34%
Adjusted net interest margin	2.86%	3.12%	3.44%

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results
“Horizon's net interest income of approximately $50.0 million in the fourth quarter was an all–time high and was achieved despite margin compression during the quarter due to pressure from lower yielding investment securities and higher levels of cash,” Mr. Dwight commented. “We are well–positioned for a rising interest rate environment and believe that a 200 basis point increase in the federal funds rate would increase net interest income by approximately $20.0 million.”

	For the Three Months Ended
	December 31,	September 30,	December 31,
Asset Yields and Funding Costs	2021	2021	2020
Interest earning assets	3.20%	3.46%	4.05%
Interest bearing liabilities	0.31%	0.38%	0.94%

	For the Three Months Ended
Non–interest Income and	December 31,	September 30,	December 31,
Mortgage Banking Income	2021	2021	2020
Total non–interest income	$12,828	$16,044	$19,733
Gain on sale of mortgage loans	4,167	4,088	7,815
Mortgage servicing income net of impairment	300	336	327

	For the Three Months Ended
	December 31,	September 30,	December 31,
Non–interest Expense	2021	2021	2020
Total non–interest expense	$39,370	$34,349	$36,453
Annualized non–interest expense to average assets	2.09%	2.09%	2.47%

	For the Three Months Ended
	December 31,	September 30,	December 31,
Credit Quality	2021	2021	2020
Allowance for credit losses to total loans	1.51%	1.55%	1.47%
Non–performing loans to total loans	0.53%	0.80%	0.69%
Percent of net charge–offs to average loans outstanding for the period	0.04%	0.00%	0.01%

Allowance for	December 31,	Net Reserve				December 31,
Credit Losses	2020	1Q21	2Q21	3Q21	4Q21	2021
Commercial	$42,210	$770	$(1,214)	$1,355	$(2,346)	$40,775
Retail Mortgage	4,620	(391)	(121)	(371)	119	3,856
Warehouse	1,267	(104)	(8)	(101)	5	1,059
Consumer	8,930	(116)	(194)	247	(271)	8,596
Allowance for Credit Losses (“ACL”)	$57,027	$159	$(1,537)	$1,130	$(2,493)	$54,286
ACL / Total Loans	1.47%					1.51%
Acquired Loan Discount (“ALD”)	$11,494	$(221)	$(815)	$(27)	$(1,334)	$9,097

“We reported strong asset quality metrics, including reductions in non–performing loans from both the linked and year–ago quarter–ends, with non–performing loans making up just 0.53% of total loans at December 31, 2021,” Mr. Dwight said. “We were pleased to be able to make progress on workouts on loans acquired as part of our September branch acquisition and see continued opportunity to work with these new borrowers and sponsors through our hands–on credit–management.”

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results
Income Statement Highlights

Net income for the fourth quarter of 2021 was $21.4 million, or $0.49 diluted earnings per share, compared to $23.1 million, or $0.52, for the linked quarter and $21.9 million, or $0.50, for the prior year period.

Adjusted net income for the fourth quarter of 2021 was $23.7 million, or $0.54 diluted earnings per share, compared to $23.0 million, or $0.52, for the linked quarter and $22.8 million, or $0.52, for the prior year period. Adjusted net income, which is not calculated according to generally accepted accounting principles (“GAAP”), is a measure that Horizon uses to provide a greater understanding of operating profitability.

The decrease in net income for the fourth quarter of 2021 when compared to the third quarter of 2021 reflects an increase in non–interest expense of $5.0 million and a decrease in non–interest income of $3.2 million, offset by an increase in net interest income of $3.4 million and a decrease in credit loss expense of $3.2 million.

Interest income includes the recognition of PPP interest and net loan processing fees totaling $2.1 million in the fourth quarter of 2021, compared to $3.5 million in the linked quarter. On December 31, 2021, the Company had $561,000 in net deferred PPP loan processing fees outstanding and $25.8 million in PPP loans outstanding. PPP net deferred fees and loans outstanding at September 30, 2021 were $2.5 million and $92.3 million, respectively. The processing fees are deferred and recognized over the contractual life of the loan, or accelerated at forgiveness.

Fourth quarter 2021 income from the gain on sale of mortgage loans totaled $4.2 million, up from $4.1 million in the linked quarter and down from $7.8 million in the prior year period.

Non–interest expense of $39.4 million in the fourth quarter of 2021 reflected a $1.9 million increase in other losses, an increase of $1.6 million in salaries and employee benefits expense, an increase of $519,000 in FDIC deposit insurance expense, an increase of $518,000 in other expense, an increase of $269,000 in net occupancy expense, an increase of $158,000 in loan expense and an increase of $146,000 in data processing, offset by a decrease in outside services and consultants expense of $133,000, from the linked quarter. Acquisition related expenses in the fourth quarter of 2021 increased $85,000 from the linked quarter.

The decrease in net income for the fourth quarter of 2021 when compared to the same prior year period reflects a decrease in non–interest income of $6.9 million, an increase in non–interest expense of $2.9 million and an increase in income tax expense of $2.1 million, offset by an increase in net interest income of $6.4 million and a decrease in credit loss expense of $5.1 million.

Net income for the year ended December 31, 2021 was $87.1 million, or $1.98 diluted earnings per share, compared to $68.5 million, or $1.55 diluted earnings per share, for the year ended December 31, 2020. Adjusted net income for the year ended December 31, 2021 was $88.6 million, or $2.00 diluted earnings per share, compared to $67.8 million, or $1.53 diluted earnings per share, for the year ended December 31, 2020. The increase in net income for the year ended December 31, 2021 when compared to the same prior year period reflects a decrease in credit loss expense of $22.8 million and an increase in net interest income of $10.8 million, offset by an increase in non–interest expense of $7.8 million, an increase in income tax expense of $5.5 million and a decrease in non–interest income of $1.7 million.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Reconciliation of Net Income
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Net income as reported	$21,425	$23,071	$22,173	$20,422	$21,893	$87,091	$68,499
Acquisition expenses	884	799	242	—	—	1,925	—
Tax effect	(184)	(166)	(51)	—	—	(401)	—
Net income excluding acquisition expenses	22,125	23,704	22,364	20,422	21,893	88,615	68,499
Credit loss expense acquired loans	—	2,034	—	—	—	2,034	—
Tax effect	—	(427)	—	—	—	(427)	—
Net income excluding credit loss expense acquired loans	22,125	25,311	22,364	20,422	21,893	90,222	68,499
Gain on sale of ESOP trustee accounts	—	(2,329)	—	—	—	(2,329)	—
Tax effect	—	489	—	—	—	489	—
Net income excluding gain on sale of ESOP trustee accounts	22,125	23,471	22,364	20,422	21,893	88,382	68,499
ESOP settlement expenses	1,900	—	—	—	—	1,900	—
Tax effect	(315)	—	—	—	—	(315)	—
Net income excluding ESOP settlement expenses	23,710	23,471	22,364	20,422	21,893	89,967	68,499
(Gain) / loss on sale of investment securities	—	—	—	(914)	(2,622)	(914)	(4,297)
Tax effect	—	—	—	192	551	192	902
Net income excluding (gain) / loss on sale of investment securities	23,710	23,471	22,364	19,700	19,822	89,245	65,104
Death benefit on bank owned life insurance (“BOLI”)	—	(517)	(266)	—	—	(783)	(264)
Net income excluding death benefit on BOLI	23,710	22,954	22,098	19,700	19,822	88,462	64,840
Prepayment penalties on borrowings	—	—	125	—	3,804	125	3,804
Tax effect	—	—	(26)	—	(799)	(26)	(799)
Net income excluding prepayment penalties on borrowings	23,710	22,954	22,197	19,700	22,827	88,561	67,845
Adjusted net income	$23,710	$22,954	$22,197	$19,700	$22,827	$88,561	$67,845

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Reconciliation of Diluted Earnings per Share
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Diluted earnings per share (“EPS”) as reported	$0.49	$0.52	$0.50	$0.46	$0.50	$1.98	$1.55
Acquisition expenses	0.02	0.02	0.01	—	—	0.04	—
Tax effect	—	—	—	—	—	—	—
Diluted EPS excluding acquisition expenses	0.51	0.54	0.51	0.46	0.50	2.02	1.55
Credit loss expense acquired loans	—	0.05	—	—	—	0.05	—
Tax effect	—	(0.01)	—	—	—	(0.01)	—
Diluted EPS excluding credit loss expense acquired loans	0.51	0.58	0.51	0.46	0.50	2.06	1.55
Gain on sale of ESOP trustee accounts	—	(0.05)	—	—	—	(0.05)	—
Tax effect	—	0.01	—	—	—	0.01	—
Diluted EPS excluding gain on sale of ESOP trustee accounts	0.51	0.54	0.51	0.46	0.50	2.02	1.55
ESOP settlement expenses	0.04	—	—	—	—	0.04	—
Tax effect	(0.01)	—	—	—	—	(0.01)	—
Diluted EPS excluding ESOP settlement expenses	0.54	0.54	0.51	0.46	0.50	2.05	1.55
(Gain) / loss on sale of investment securities	—	—	—	(0.02)	(0.06)	(0.02)	(0.10)
Tax effect	—	—	—	—	0.01	—	0.02
Diluted EPS excluding (gain) / loss on sale of investment securities	0.54	0.54	0.51	0.44	0.45	2.03	1.47
Death benefit on bank owned life insurance (“BOLI”)	—	(0.02)	(0.01)	—	—	(0.03)	(0.01)
Diluted EPS excluding death benefit on BOLI	0.54	0.52	0.50	0.44	0.45	2.00	1.46
Prepayment penalties on borrowings	—	—	—	—	0.09	—	0.09
Tax effect	—	—	—	—	(0.02)	—	(0.02)
Diluted EPS excluding prepayment penalties on borrowings	0.54	0.52	0.50	0.44	0.52	2.00	1.53
Adjusted diluted EPS	$0.54	$0.52	$0.50	$0.44	$0.52	$2.00	$1.53

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Reconciliation of Pre–Tax, Pre–Provision Income
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Pre–tax income	$25,505	$27,127	$25,943	$23,872	$23,860	$102,447	$78,369
Credit loss expense	(2,071)	1,112	(1,492)	367	3,042	(2,084)	20,751
Pre–tax, pre–provision income	$23,434	$28,239	$24,451	$24,239	$26,902	$100,363	$99,120

Pre–tax, pre–provision income	$23,434	$28,239	$24,451	$24,239	$26,902	$100,363	$99,120
Acquisition expenses	884	799	242	—	—	1,925	—
Gain on sale of ESOP trustee accounts	—	(2,329)	—	—	—	(2,329)	—
ESOP settlement expenses	1,900	—	—	—	—	1,900	—
(Gain) / loss on sale of investment securities	—	—	—	(914)	(2,622)	(914)	(4,297)
Death benefit on BOLI	—	(517)	(266)	—	—	(783)	(264)
Prepayment penalties on borrowings	—	—	125	—	3,804	125	3,804
Adjusted pre–tax, pre–provision income	$26,218	$26,192	$24,552	$23,325	$28,084	$100,162	$94,559

Horizon’s net interest margin decreased to 2.97% for the fourth quarter of 2021 compared to 3.17% for the third quarter of 2021. The decrease in net interest margin reflects a decrease in the yield on interest earning assets of 26 basis points, offset by a decrease in the cost of interest bearing liabilities of seven basis points. Interest income from acquisition–related purchase accounting adjustments was $944,000 higher during the fourth quarter of 2021 when compared to the third quarter of 2021.

Horizon’s net interest margin decreased to 2.97% for the fourth quarter of 2021 compared to 3.34% for the fourth quarter of 2020. The decrease in net interest margin reflects a decrease in the yield on interest earning assets of 85 basis points offset by a decrease in the cost of interest bearing liabilities of 63 basis points.

Horizon’s net interest margin decreased to 3.13% for the year ended December 31, 2021 compared to 3.44% for the same prior year period. The decrease in net interest margin reflects a decrease in the yield on interest earning assets of 68 basis points offset by a decrease in the cost of interest bearing liabilities of 95 basis points.

The net interest margin was impacted during the fourth and third quarters of 2021 by PPP loans that were originated. Horizon estimates that the PPP loans increased the net interest margin by 10 and 16 basis points for the fourth and third quarters of 2021, respectively. This assumes these PPP loans were not included in average interest earning assets or interest income and were primarily funded by the growth in non–interest bearing deposits.

The net interest margin was also impacted during the fourth and third quarters of 2021 by excess liquidity carried on the balance sheet through increased deposits. Horizon estimates that the excess liquidity compressed the net interest margin by 32 and 16 basis points for the fourth and third quarters of 2021, respectively. This assumes that the excess liquidity was not included in average interest earning assets or interest income and was excluded from non–interest bearing deposits.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Reconciliation of Net Interest Margin
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Net interest income as reported	$49,976	$46,544	$42,632	$42,538	$43,622	$181,690	$170,940
Average interest earning assets	6,938,258	6,033,088	5,659,384	5,439,634	5,365,888	6,021,740	5,120,106
Net interest income as a percentage of average interest earning assets (“Net Interest Margin”)	2.97%	3.17%	3.14%	3.29%	3.34%	3.13%	3.44%

Net interest income as reported	$49,976	$46,544	$42,632	$42,538	$43,622	$181,690	$170,940
Acquisition–related purchase accounting adjustments (“PAUs”)	(1,819)	(875)	(230)	(1,579)	(2,461)	(4,503)	(6,936)
Prepayment penalties on borrowings	—	—	125	—	3,804	125	3,804
Adjusted net interest income	$48,157	$45,669	$42,527	$40,959	$44,965	$177,187	$164,004
Adjusted net interest margin	2.86%	3.12%	3.13%	3.17%	3.44%	3.06%	3.38%

Net interest margin, excluding acquisition–related purchase accounting adjustments (“adjusted net interest margin”), was 2.86% for the fourth quarter of 2021, compared to 3.12% for the linked quarter and 3.44% for the fourth quarter of 2020. Interest income from acquisition–related purchase accounting adjustments was $1.8 million, $875,000 and $2.5 million for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

The adjusted net interest margin was 3.06% for the year ended December 31, 2021 compared to 3.38% for the same prior year period. Interest income from acquisition–related purchase accounting adjustments was $4.5 million and $6.9 million for the year ended December 31, 2021 and 2020, respectively.

Lending Activity

Total loan balances were $3.60 billion, or $3.57 billion excluding PPP loans, on December 31, 2021. Total loans were $3.66 billion, or $3.57 billion excluding PPP loans, on September 30, 2021. During the three months ended December 31, 2021, commercial loans, excluding PPP loans, increased $50.7 million, consumer loans increased $13.8 million and loans held for sale increased $7.8 million, offset by decreases in PPP loans of $66.4 million, mortgage warehouse loans of $60.9 million and residential mortgage loans of $9.2 million.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Loan Growth by Type, Excluding Acquired Loans
(Dollars in Thousands, Unaudited)
	December 31,	September 30,	Amount	QTD	Annualized
	2021	2021	Change	% Change	% Change
Commercial, excluding PPP loans	$2,131,644	$2,080,943	$50,701	2.4%	9.7%
PPP loans	25,844	92,257	(66,413)	(72.0)%	(285.6)%
Residential mortgage	594,382	603,540	(9,158)	(1.5)%	(6.0)%
Consumer	727,259	713,432	13,827	1.9%	7.7%
Subtotal	3,479,129	3,490,172	(11,043)	(0.3)%	(1.3)%
Loans held for sale	12,579	4,811	7,768	161.5%	640.6%
Mortgage warehouse	109,031	169,909	(60,878)	(35.8)%	(142.2)%
Total loans	$3,600,739	$3,664,892	$(64,153)	(1.8)%	(6.9)%

Total loans, excluding PPP loans	$3,574,895	$3,572,635	$2,260	0.1%	0.3%
Total loan balances were $3.60 billion, or $3.57 billion excluding PPP loans, on December 31, 2021. Total loans were $3.88 billion, or $3.67 billion excluding PPP loans, on December 31, 2020. During the year ended December 31, 2021, commercial loans, excluding PPP and acquired loans, increased $46.9 million and consumer loans, excluding acquired loans, increased $17.8 million, offset by decreases in mortgage warehouse loans of $286.6 million, PPP loans of $183.0 million and residential mortgage loans, excluding acquired loans, of $86.4 million.

Loan Growth by Type, Excluding Acquired Loans
(Dollars in Thousands, Unaudited)
	December 31,	December 31,	Amount	Acquired	Amount	YTD
	2021	2020	Change	Loans	Change	% Change
Commercial, excluding PPP loans	$2,131,644	$1,983,389	$148,255	$(101,327)	$46,928	2.4%
PPP loans	25,844	208,882	(183,038)	—	(183,038)	(87.6)%
Residential mortgage	594,382	624,286	(29,904)	(56,499)	(86,403)	(13.8)%
Consumer	727,259	655,200	72,059	(54,212)	17,847	2.7%
Subtotal	3,479,129	3,471,757	7,372	(212,038)	(204,666)	(5.9)%
Loans held for sale	12,579	13,538	(959)	—	(959)	(7.1)%
Mortgage warehouse	109,031	395,626	(286,595)	—	(286,595)	(72.4)%
Total loans	$3,600,739	$3,880,921	$(280,182)	$(212,038)	$(492,220)	(12.7)%

Total loans, excluding PPP loans	$3,574,895	$3,672,039	$(97,144)	$(212,038)	$(309,182)	(8.4)%

Residential mortgage lending activity for the three months ended December 31, 2021 generated $4.2 million in income from the gain on sale of mortgage loans, increasing $79,000 from the third quarter of 2021 and decreasing $3.6 million from the fourth quarter of 2020. Total origination volume for the fourth quarter of 2021, including loans placed into the portfolio, totaled $150.3 million, representing an increase of 4.1% from third quarter 2021 levels, and a decrease of 19.2% from the fourth quarter of 2020. As a percentage of total originations, 48% of the volume was from refinances and 52% was from new purchases during the fourth quarter of 2021. Total origination volume of loans sold to the secondary market totaled $95.9 million, representing a decrease of 7.0% from the third quarter of 2021 and a decrease of 39.2% from the fourth quarter of 2020.

The percentage of revenue derived from Horizon's residential mortgage and mortgage warehouse lending activities was 9% for the three months ended December 31, 2021, compared to 9% for the linked quarter and 16% for the three months ended December 31, 2020.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results
Deposit Activity

Total deposit balances were $5.80 billion on December 31, 2021 compared to $5.98 billion on September 30, 2021, a decrease of $176.9 million primarily due to lower municipal deposit balances.

Deposit Growth by Type, Excluding Acquired Deposits
(Dollars in Thousands, Unaudited)
	December 31,	September 30,	Amount	QTD	Annualized
	2021	2021	Change	% Change	% Change
Non–interest bearing	$1,360,338	$1,324,757	$35,581	2.7%	10.7%
Interest bearing	3,711,767	3,875,882	(164,115)	(4.2)%	(16.8)%
Time deposits	730,886	779,260	(48,374)	(6.2)%	(24.6)%
Total deposits	$5,802,991	$5,979,899	$(176,908)	(3.0)%	(11.7)%

Expense Management

Non–GAAP Reconciliation of Non–Interest Expense
(Dollars in Thousands, Unaudited)
	Three Months Ended
	December 31,			September 30,
	2021			2021			Adjusted
Non–interest Expense	Actual	Acquisition & Non–Recurring Expenses	Adjusted	Actual	Acquisition & Non–Recurring Expenses	Adjusted	Amount Change	Percent Change
Salaries and employee benefits	$20,549	$(202)	$20,347	$18,901	$(25)	$18,876	$1,471	7.8%
Net occupancy expenses	3,204	—	3,204	2,935	(13)	2,922	282	9.7%
Data processing	2,672	(1)	2,671	2,526	(17)	2,509	162	6.5%
Professional fees	562	(45)	517	522	(53)	469	48	10.2%
Outside services and consultants	2,197	(162)	2,035	2,330	(401)	1,929	106	5.5%
Loan expense	2,803	(83)	2,720	2,645	—	2,645	75	2.8%
FDIC insurance expense	798	(6)	792	279	—	279	513	183.9%
Other losses	1,925	(1,904)	21	69	(1)	68	(47)	(69.1)%
Other expense	4,660	(381)	4,279	4,142	(289)	3,853	426	11.1%
Total non–interest expense	$39,370	$(2,784)	$36,586	$34,349	$(799)	$33,550	$3,036	9.0%
Annualized non–interest expense to average assets	2.09%		1.95%	2.09%		2.05%

Total non–interest expense was $5.0 million higher in the fourth quarter of 2021 when compared to the third quarter of 2021. The increase in expenses was primarily due to an increase in other losses of $1.9 million from the ESOP settlement, an increase in salaries and employee benefits of $1.6 million due to the addition of revenue producing lenders, increasing the incentive bonus accrual and a full quarter of cost for the acquired branches, an increase in FDIC insurance expense of $519,000 and an increase in other expense of $518,000. Excluding acquisition expenses and non–recurring ESOP settlement expenses, total non–interest expense increased by $3.0 million in the fourth quarter of 2021 when compared to the third quarter of 2021.

Horizon accrued $1.9 million of expense in December for a mediation settlement related to a dispute with the U.S. Department of Labor (“DOL”) concerning valuations and sale transactions related to Horizon's ESOP trustee business. Horizon is no longer in the ESOP trustee business and sold all accounts to a third party on September 30, 2021.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Reconciliation of Non–Interest Expense
(Dollars in Thousands, Unaudited)
	Three Months Ended
	December 31,			December 31,
	2021			2020			Adjusted
Non–interest Expense	Actual	Acquisition & Non–Recurring Expenses	Adjusted	Actual	Acquisition & Non–Recurring Expenses	Adjusted	Amount Change	Percent Change
Salaries and employee benefits	$20,549	$(202)	$20,347	$20,030	$—	$20,030	$317	1.6%
Net occupancy expenses	3,204	—	3,204	3,262	—	3,262	(58)	(1.8)%
Data processing	2,672	(1)	2,671	2,126	—	2,126	545	25.6%
Professional fees	562	(45)	517	691	—	691	(174)	(25.2)%
Outside services and consultants	2,197	(162)	2,035	2,083	—	2,083	(48)	(2.3)%
Loan expense	2,803	(83)	2,720	2,961	—	2,961	(241)	(8.1)%
FDIC insurance expense	798	(6)	792	900	—	900	(108)	(12.0)%
Other losses	1,925	(1,904)	21	735	—	735	(714)	(97.1)%
Other expense	4,660	(381)	4,279	3,665	—	3,665	614	16.8%
Total non–interest expense	$39,370	$(2,784)	$36,586	$36,453	$—	$36,453	$133	0.4%
Annualized non–interest expense to average assets	2.09%		1.95%	2.47%		2.47%

Total non–interest expense was $2.9 million higher in the fourth quarter of 2021 when compared to the fourth quarter of 2020. The increase in expenses was primarily due to an increase in other losses of $1.2 million, an increase in other expense of $995,000, an increase in data processing of $546,000 and an increase in salaries and employee benefits of $519,000, offset by a decrease in loan expense of $158,000 and a decrease in professional fees of $129,000. Excluding acquisition expenses and non–recurring ESOP settlement expenses, total non–interest expense increased by $133,000 in the fourth quarter when compared to the same prior year period.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Reconciliation of Non–Interest Expense
(Dollars in Thousands, Unaudited)
	Twelve Months Ended
	December 31,			December 31,
	2021			2020			Adjusted
Non–interest Expense	Actual	Acquisition & Non–Recurring Expenses	Adjusted	Actual	Acquisition & Non–Recurring Expenses	Adjusted	Amount Change	Percent Change
Salaries and employee benefits	$74,051	$(227)	$73,824	$71,082	$—	$71,082	$2,742	3.9%
Net occupancy expenses	12,541	(13)	12,528	12,811	—	12,811	(283)	(2.2)%
Data processing	9,962	(18)	9,944	9,200	—	9,200	744	8.1%
Professional fees	2,216	(149)	2,067	2,433	—	2,433	(366)	(15.0)%
Outside services and consultants	8,449	(750)	7,699	7,318	—	7,318	381	5.2%
Loan expense	11,377	(83)	11,294	10,628	—	10,628	666	6.3%
FDIC insurance expense	2,377	(6)	2,371	1,855	—	1,855	516	27.8%
Other losses	2,283	(1,905)	378	1,162	—	1,162	(784)	(67.5)%
Other expense	16,023	(674)	15,349	14,952	—	14,952	397	2.7%
Total non–interest expense	$139,279	$(3,825)	$135,454	$131,441	$—	$131,441	$4,013	3.1%
Annualized non–interest expense to average assets	2.14%		2.08%	2.34%		2.34%

Total non–interest expense was $7.8 million higher for the year ended December 31, 2021 when compared to the same prior year period. The year–over–increase was due to increases in salaries and employee benefits, outside services and consultants, other losses, other expense, data processing and loan expense. Excluding acquisition expenses and non–recurring ESOP settlement expenses, total non–interest expense increased $4.0 million for the year ended December 31, 2021 when compared to the same prior year period.
Annualized non–interest expense as a percent of average assets was 2.09%, 2.09% and 2.47% for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively. Annualized non–interest expense, excluding acquisition expenses and non–recurring ESOP settlement expenses, as a percent of average assets was 1.95%, 2.05% and 2.47% for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

Annualized non–interest expense as a percent of average assets was 2.14% and 2.34% for the year ended December 31, 2021 and 2020, respectively. Annualized non–interest expense, excluding acquisition expenses and non–recurring ESOP settlement expenses, as a percentage of average assets was 2.08% and 2.34% for the year ended December 31, 2021 and 2020, respectively.

Income tax expense totaled $4.1 million for the fourth and third quarters of 2021. Income tax expense was $2.1 million higher when compared to the fourth quarter of 2020. The increase in income tax expense when compared to the fourth quarter of 2020 was primarily due to timing of certain tax credits.

Income tax expense totaled $15.4 million for the year ended December 31, 2021, an increase of $5.5 million when compared to the year ended December 31, 2020. The increase in income tax expense was primarily due to an increase in income before taxes of $24.1 million.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results
Capital

The capital resources of the Company and the Company’s wholly–owned subsidiary bank, Horizon Bank (the “Bank”) exceeded regulatory capital ratios for “well capitalized” banks at December 31, 2021. Stockholders’ equity totaled $723.2 million at December 31, 2021 and the ratio of average stockholders’ equity to average assets was 11.61% for the year ended December 31, 2021.

The following table presents the actual regulatory capital dollar amounts and ratios of the Company and the Bank as of December 31, 2021.

	Actual		Required for Capital Adequacy Purposes		Required for Capital Adequacy Purposes with Capital Buffer		Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk–weighted assets)
Consolidated	$716,171	15.39%	$372,279	8.00%	$488,616	10.50%	N/A	N/A
Bank	667,881	14.37%	371,820	8.00%	488,013	10.50%	$464,775	10.00%
Tier 1 capital (to risk–weighted assets)
Consolidated	657,976	14.14%	279,198	6.00%	395,530	8.50%	N/A	N/A
Bank	609,686	13.11%	279,032	6.00%	395,296	8.50%	372,043	8.00%
Common equity tier 1 capital (to risk–weighted assets)
Consolidated	543,726	11.68%	209,483	4.50%	325,863	7.00%	N/A	N/A
Bank	609,686	13.11%	209,274	4.50%	325,538	7.00%	302,285	6.50%
Tier 1 capital (to average assets)
Consolidated	657,976	9.21%	285,766	4.00%	285,766	4.00%	N/A	N/A
Bank	609,686	8.54%	285,567	4.00%	285,567	4.00%	356,959	5.00%

Liquidity

The Bank maintains a stable base of core deposits provided by long–standing relationships with individuals and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayments, investment security sales and maturities, proceeds from the sale of residential mortgage loans, unpledged investment securities and borrowing relationships with correspondent banks, including the Federal Home Loan Bank of Indianapolis (the “FHLB”). At December 31, 2021, in addition to liquidity available from the normal operating, funding, and investing activities of Horizon, the Bank had approximately $672.7 million in unused credit lines with various money center banks, including the FHLB and the Federal Reserve Discount Window. The Bank also had approximately $2.0 billion of unpledged investment securities at December 31, 2021.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results
Use of Non–GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non–GAAP financial measures relating to net income, diluted earnings per share, net interest margin, total loans and loan growth, the allowance for credit losses, tangible stockholders’ equity, tangible book value per share, efficiency ratio, the return on average assets, the return on average equity and pre–tax, pre–provision income. In each case, we have identified special circumstances that we consider to be non–recurring and have excluded them. We believe that this shows the impact of such events as acquisition–related purchase accounting adjustments, among others we have identified in our reconciliations. Horizon believes these non–GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to the purchase accounting impacts and one–time costs of acquisitions and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non–GAAP information identified herein and its most comparable GAAP measures.

Non–GAAP Reconciliation of Tangible Stockholders’ Equity and Tangible Book Value per Share
(Dollars in Thousands, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Total stockholders’ equity	$723,209	$708,542	$710,374	$689,379	$692,216
Less: Intangible assets	175,513	183,938	172,398	173,296	174,193
Total tangible stockholders’ equity	$547,696	$524,604	$537,976	$516,083	$518,023
Common shares outstanding	43,547,942	43,520,694	43,950,720	43,949,189	43,880,562
Book value per common share	$16.61	$16.28	$16.16	$15.69	$15.78
Tangible book value per common share	$12.58	$12.05	$12.24	$11.74	$11.81

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Calculation and Reconciliation of Efficiency Ratio and Adjusted Efficiency Ratio
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Non–interest expense as reported	$39,370	$34,349	$33,388	$32,172	$36,453	$139,279	$131,441
Net interest income as reported	49,976	46,544	42,632	42,538	43,622	181,690	170,940
Non–interest income as reported	$12,828	$16,044	$15,207	$13,873	$19,733	$57,952	$59,621
Non–interest expense / (Net interest income + Non–interest income) (“Efficiency Ratio”)	62.69%	54.88%	57.73%	57.03%	57.54%	58.12%	57.01%

Non–interest expense as reported	$39,370	$34,349	$33,388	$32,172	$36,453	$139,279	$131,441
Acquisition expenses	(884)	(799)	(242)	—	—	(1,925)	—
ESOP settlement expenses	(1,900)	—	—	—	—	(1,900)	—
Non–interest expense excluding acquisition expenses and ESOP settlement expenses	36,586	33,550	33,146	32,172	36,453	135,454	131,441
Net interest income as reported	49,976	46,544	42,632	42,538	43,622	181,690	170,940
Prepayment penalties on borrowings	—	—	125	—	3,804	125	3,804
Net interest income excluding prepayment penalties on borrowings	49,976	46,544	42,757	42,538	47,426	181,815	174,744
Non–interest income as reported	12,828	16,044	15,207	13,873	19,733	57,952	59,621
Gain on sale of ESOP trustee accounts	—	(2,329)	—	—	—	(2,329)	—
(Gain) / loss on sale of investment securities	—	—	—	(914)	(2,622)	(914)	(4,297)
Death benefit on BOLI	—	(517)	(266)	—	—	(783)	(264)
Non–interest income excluding (gain) / loss on sale of investment securities and death benefit on BOLI	$12,828	$13,198	$14,941	$12,959	$17,111	$53,926	$55,060
Adjusted efficiency ratio	58.25%	56.16%	57.45%	57.97%	56.48%	57.46%	57.20%

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Reconciliation of Return on Average Assets
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Average assets	$7,461,343	$6,507,673	$6,142,507	$5,936,149	$5,864,086	$6,514,251	$5,628,783
Return on average assets (“ROAA”) as reported	1.14%	1.41%	1.45%	1.40%	1.49%	1.34%	1.22%
Acquisition expenses	0.05	0.05	0.02	—	—	0.03	—
Tax effect	(0.01)	(0.01)	—	—	—	(0.01)	—
ROAA excluding acquisition expenses	1.18	1.45	1.47	1.40	1.49	1.36	1.22
Credit loss expense acquired loans	—	0.12	—	—	—	0.03	—
Tax effect	—	(0.03)	—	—	—	(0.01)	—
ROAA excluding credit loss expense on acquired loans	1.18	1.54	1.47	1.40	1.49	1.38	1.22
Gain on sale of ESOP trustee accounts	—	(0.14)	—	—	—	(0.04)	—
Tax effect	—	0.03	—	—	—	0.01	—
ROAA excluding gain on sale of ESOP trustee accounts	1.18	1.43	1.47	1.40	1.49	1.35	1.22
ESOP settlement expenses	0.10	—	—	—	—	0.03	—
Tax effect	(0.02)	—	—	—	—	—	—
ROAA excluding ESOP settlement expenses	1.26	1.43	1.47	1.40	1.49	1.38	1.22
(Gain) / loss on sale of investment securities	—	—	—	(0.06)	(0.18)	(0.01)	(0.08)
Tax effect	—	—	—	0.01	0.04	—	0.02
ROAA excluding (gain) / loss on sale of investment securities	1.26	1.43	1.47	1.35	1.35	1.37	1.16
Death benefit on BOLI	—	(0.03)	(0.02)	—	—	(0.01)	—
ROAA excluding death benefit on BOLI	1.26	1.40	1.45	1.35	1.35	1.36	1.16
Prepayment penalties on borrowings	—	—	0.01	—	0.26	—	0.07
Tax effect	—	—	—	—	(0.05)	—	(0.01)
ROAA excluding prepayment penalties on borrowings	1.26	1.40	1.46	1.35	1.56	1.36	1.22
Adjusted ROAA	1.26%	1.40%	1.46%	1.35%	1.56%	1.36%	1.22%

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Non–GAAP Reconciliation of Return on Average Common Equity
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Average common equity	$719,643	$724,412	$706,652	$697,401	$680,857	$712,122	$665,466
Return on average common equity (“ROACE”) as reported	11.81%	12.64%	12.59%	11.88%	12.79%	12.23%	10.29%
Acquisition expenses	0.49	0.44	0.14	—	—	0.27	—
Tax effect	(0.10)	(0.09)	(0.03)	—	—	(0.06)	—
ROACE excluding acquisition expenses	12.20	12.99	12.70	11.88	12.79	12.44	10.29
Credit loss expense acquired loans	—	1.11	—	—	—	0.29	—
Tax effect	—	(0.23)	—	—	—	(0.06)	—
ROACE excluding credit loss expense acquired loans	12.20	13.87	12.70	11.88	12.79	12.67	10.29
Gain on sale of ESOP trustee accounts	—	(1.28)	—	—	—	(0.33)	—
Tax effect	—	0.27	—	—	—	0.07	—
ROACE excluding gain on sale of ESOP trustee accounts	12.20	12.86	12.70	11.88	12.79	12.41	10.29
ESOP settlement expenses	1.05	—	—	—	—	0.27	—
Tax effect	(0.17)	—	—	—	—	(0.04)	—
ROACE excluding ESOP settlement expenses	13.08	12.86	12.70	11.88	12.79	12.64	10.29
(Gain) / loss on sale of investment securities	—	—	—	(0.53)	(1.53)	(0.13)	(0.65)
Tax effect	—	—	—	0.11	0.32	0.03	0.14
ROACE excluding (gain) / loss on sale of investment securities	13.08	12.86	12.70	11.46	11.58	12.54	9.78
Death benefit on BOLI	—	(0.28)	(0.15)	—	—	(0.11)	(0.04)
ROACE excluding death benefit on BOLI	13.08	12.58	12.55	11.46	11.58	12.43	9.74
Prepayment penalties on borrowings	—	—	0.07	—	2.22	0.02	0.57
Tax effect	—	—	(0.01)	—	(0.47)	—	(0.12)
ROACE excluding prepayment penalties on borrowings	13.08%	12.58%	12.61%	11.46%	13.33%	12.45%	10.19%
Adjusted ROACE	13.08%	12.58%	12.61%	11.46%	13.33%	12.45%	10.19%

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its fourth quarter and full year 2021 financial results and operating performance.

Participants may access the live conference call on January 27, 2022 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 833–974–2379 from the United States, 866–450–4696 from Canada or 412–317–5772 from international locations and requesting the “Horizon Bancorp Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through February 3, 2022. The replay may be accessed by dialing 877–344–7529 from the United States, 855–669–9658 from Canada or 412–317–0088 from other international locations, and entering the access code 8295135.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.4 billion–asset bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential, indirect auto, and other secured consumer lending to in–market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in–market business banking and treasury management services, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward–looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward–looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward–looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward–looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in Horizon’s Annual Report on Form 10–K and its quarterly reports on Form 10–Q. Further, statements about the effects of the COVID–19 pandemic on our business, operations, financial performance, and prospects may constitute forward–looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward–looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us. Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward–looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Financial Highlights
(Dollars in Thousands, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Balance sheet:
Total assets	$7,355,432	$7,534,240	$6,109,227	$6,055,528	$5,886,614
Interest earning deposits & federal funds sold	502,364	872,540	209,304	444,239	158,979
Interest earning time deposits	4,782	5,767	6,994	7,983	8,965
Investment securities	2,713,255	2,438,874	1,844,470	1,423,825	1,302,701
Commercial loans	2,157,488	2,173,200	2,104,627	2,177,858	2,192,271
Mortgage warehouse loans	109,031	169,909	205,311	266,246	395,626
Residential mortgage loans	594,382	603,540	559,437	581,929	624,286
Consumer loans	727,259	713,432	650,144	638,403	655,200
Earning assets	6,845,580	7,006,513	5,610,538	5,571,304	5,374,589
Non–interest bearing deposit accounts	1,360,338	1,324,757	1,102,950	1,133,412	1,053,242
Interest bearing transaction accounts	3,711,767	3,875,882	3,105,328	2,947,438	2,802,673
Time deposits	730,886	779,260	573,348	640,966	675,218
Borrowings	656,282	670,753	439,094	481,488	475,000
Subordinated notes	58,750	58,713	58,676	58,640	58,603
Junior subordinated debentures issued to capital trusts	56,785	56,722	56,662	56,604	56,548
Total stockholders’ equity	723,209	708,542	710,374	689,379	692,216

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Financial Highlights
(Dollars in Thousands Except Share and Per Share Data and Ratios, Unaudited)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Income statement:
Net interest income	$49,976	$46,544	$42,632	$42,538	$43,622
Credit loss expense (recovery)	(2,071)	1,112	(1,492)	367	3,042
Non–interest income	12,828	16,044	15,207	13,873	19,733
Non–interest expense	39,370	34,349	33,388	32,172	36,453
Income tax expense	4,080	4,056	3,770	3,450	1,967
Net income	$21,425	$23,071	$22,173	$20,422	$21,893

Per share data:
Basic earnings per share	$0.49	$0.53	$0.50	$0.46	$0.50
Diluted earnings per share	0.49	0.52	0.50	0.46	0.50
Cash dividends declared per common share	0.15	0.15	0.13	0.13	0.12
Book value per common share	16.61	16.28	16.16	15.69	15.78
Tangible book value per common share	12.58	12.05	12.24	11.74	11.81
Market value – high	21.14	18.47	19.13	19.94	15.86
Market value – low	$18.01	$15.83	$16.98	$15.43	$10.16
Weighted average shares outstanding – Basis	43,534,298	43,810,729	43,950,501	43,919,549	43,862,435
Weighted average shares outstanding – Diluted	43,733,416	43,958,870	44,111,103	44,072,581	43,903,881

Key ratios:
Return on average assets	1.14%	1.41%	1.45%	1.40%	1.49%
Return on average common stockholders’ equity	11.81	12.64	12.59	11.88	12.79
Net interest margin	2.97	3.17	3.14	3.29	3.34
Allowance for credit losses to total loans	1.51	1.55	1.58	1.56	1.47
Average equity to average assets	9.64	11.13	11.50	11.75	11.61
Efficiency ratio	62.69	54.88	57.73	57.03	57.54
Annualized non–interest expense to average assets	2.09	2.09	2.18	2.20	2.47
Bank only capital ratios:
Tier 1 capital to average assets	8.54	8.38	8.79	8.81	8.71
Tier 1 capital to risk weighted assets	13.11	11.86	12.80	12.71	11.29
Total capital to risk weighted assets	14.37	12.97	14.09	13.86	12.21

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Financial Highlights
(Dollars in Thousands Except Share and Per Share Data and Ratios, Unaudited)
	Twelve Months Ended
	December 31,	December 31,
	2021	2020
Income statement:
Net interest income	$181,690	$170,940
Credit loss expense (recovery)	(2,084)	20,751
Non–interest income	57,952	59,621
Non–interest expense	139,279	131,441
Income tax expense	15,356	9,870
Net income	$87,091	$68,499

Per share data:
Basic earnings per share	$1.99	$1.56
Diluted earnings per share	1.98	1.55
Cash dividends declared per common share	0.56	0.48
Book value per common share	16.61	15.78
Tangible book value per common share	12.58	11.81
Market value – high	21.14	18.79
Market value – low	$15.43	$7.97
Weighted average shares outstanding – Basis	43,802,733	44,044,737
Weighted average shares outstanding – Diluted	43,955,280	44,123,208

Key ratios:
Return on average assets	1.34%	1.22%
Return on average common stockholders’ equity	12.23	10.29
Net interest margin	3.13	3.44
Allowance for credit losses to total loans	1.51	1.47
Average equity to average assets	10.93	11.82
Efficiency ratio	58.12	57.01
Annualized non–interest expense to average assets	2.14	2.34
Bank only capital ratios:
Tier 1 capital to average assets	8.54	8.71
Tier 1 capital to risk weighted assets	13.11	11.29
Total capital to risk weighted assets	14.37	12.21

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Financial Highlights
(Dollars in Thousands Except Ratios, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Loan data:
Substandard loans	$56,968	$91,317	$82,488	$86,472	$98,874
30 to 89 days delinquent	8,536	3,997	3,336	5,099	6,938

Non–performing loans:
90 days and greater delinquent – accruing interest	146	200	—	267	262
Trouble debt restructures – accruing interest	2,390	2,433	1,853	1,828	1,793
Trouble debt restructures – non–accrual	1,522	1,604	2,294	2,271	2,610
Non–accrual loans	14,961	25,137	18,175	20,700	22,142
Total non–performing loans	$19,019	$29,374	$22,322	$25,066	$26,807
Non–performing loans to total loans	0.53%	0.80%	0.63%	0.68%	0.69%

Allocation of the Allowance for Credit Losses
(Dollars in Thousands, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Commercial	$40,775	$43,121	$41,766	$42,980	$42,210
Residential mortgage	3,856	3,737	4,108	4,229	4,620
Mortgage warehouse	1,059	1,054	1,155	1,163	1,267
Consumer	8,596	8,867	8,620	8,814	8,930
Total	$54,286	$56,779	$55,649	$57,186	$57,027

Net Charge–offs (Recoveries)
(Dollars in Thousands Except Ratios, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Commercial	$926	$(25)	$40	$158	$23
Residential mortgage	126	(29)	(23)	(65)	(10)
Mortgage warehouse	—	—	—	—	—
Consumer	360	36	22	115	216
Total	$1,412	$(18)	$39	$208	$229
Percent of net charge–offs (recoveries) to average loans outstanding for the period	0.04%	0.00%	0.00%	0.01%	0.01%

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Total Non–performing Loans
(Dollars in Thousands Except Ratios, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Commercial	$7,509	$16,121	$10,345	$12,802	$14,348
Residential mortgage	8,005	8,641	7,841	7,916	7,994
Mortgage warehouse	—	—	—	—	—
Consumer	3,505	4,612	4,136	4,348	4,465
Total	$19,019	$29,374	$22,322	$25,066	$26,807
Non–performing loans to total loans	0.53%	0.80%	0.63%	0.68%	0.69%

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Commercial	$2,861	$2,861	$1,400	$1,696	$1,908
Residential mortgage	695	117	37	37	—
Mortgage warehouse	—	—	—	—	—
Consumer	5	29	46	—	—
Total	$3,561	$3,007	$1,483	$1,733	$1,908

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Average Balance Sheets
(Dollars in Thousands, Unaudited)
	Three Months Ended			Three Months Ended
	December 31, 2021			December 31, 2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets
Federal funds sold	$654,225	$251	0.15%	$112,139	$29	0.10%
Interest earning deposits	22,537	32	0.56%	28,507	52	0.73%
Investment securities – taxable	1,405,689	6,208	1.75%	408,412	1,489	1.45%
Investment securities – non–taxable (1)	1,224,911	6,456	2.65%	866,182	4,919	2.86%
Loans receivable (2) (3)	3,630,896	41,171	4.52%	3,950,648	46,745	4.72%
Total interest earning assets	6,938,258	54,118	3.20%	5,365,888	53,234	4.05%
Non–interest earning assets
Cash and due from banks	102,273			79,753
Allowance for credit losses	(56,540)			(56,657)
Other assets	477,352			475,102
Total average assets	$7,461,343			$5,864,086

Liabilities and Stockholders’ Equity
Interest bearing liabilities
Interest bearing deposits	$4,543,989	$1,663	0.15%	$3,450,824	$2,718	0.31%
Borrowings	663,506	1,061	0.63%	511,306	5,456	4.25%
Subordinated notes	58,728	881	5.95%	58,581	871	5.91%
Junior subordinated debentures issued to capital trusts	56,745	537	3.75%	56,512	567	3.99%
Total interest bearing liabilities	5,322,968	4,142	0.31%	4,077,223	9,612	0.94%
Non–interest bearing liabilities
Demand deposits	1,366,621			1,037,232
Accrued interest payable and other liabilities	52,111			68,774
Stockholders’ equity	719,643			680,857
Total average liabilities and stockholders’ equity	$7,461,343			$5,864,086

Net interest income / spread		$49,976	2.89%		$43,622	3.11%
Net interest income as a percent of average interest earning assets (1)			2.97%			3.34%

(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2) Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non–accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Average Balance Sheets
(Dollars in Thousands, Unaudited)
	Twelve Months Ended			Twelve Months Ended
	December 31, 2021			December 31, 2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets
Federal funds sold	$398,528	$535	0.13%	$61,408	$154	0.25%
Interest earning deposits	25,993	160	0.62%	25,943	268	1.03%
Investment securities – taxable	884,244	14,437	1.63%	459,551	8,071	1.76%
Investment securities – non–taxable (1)	1,086,942	23,246	2.71%	706,092	17,213	3.09%
Loans receivable (2) (3)	3,626,033	161,617	4.47%	3,867,112	179,672	4.66%
Total interest earning assets	6,021,740	199,995	3.43%	5,120,106	205,378	4.11%
Non–interest earning assets
Cash and due from banks	89,993			84,065
Allowance for credit losses	(56,798)			(46,329)
Other assets	459,316			470,941
Total average assets	$6,514,251			$5,628,783

Liabilities and Stockholders’ Equity
Interest bearing liabilities
Interest bearing deposits	$3,897,750	$7,867	0.20%	$3,327,917	$18,556	0.56%
Borrowings	548,889	4,701	0.86%	559,953	11,430	2.04%
Subordinated notes	58,672	3,522	6.00%	30,610	1,824	5.96%
Junior subordinated debentures issued to capital trusts	56,657	2,215	3.91%	56,427	2,628	4.66%
Total interest bearing liabilities	4,561,968	18,305	0.40%	3,974,907	34,438	0.87%
Non–interest bearing liabilities
Demand deposits	1,188,275			919,449
Accrued interest payable and other liabilities	51,886			68,961
Stockholders’ equity	712,122			665,466
Total average liabilities and stockholders’ equity	$6,514,251			$5,628,783

Net interest income / spread		$181,690	3.03%		$170,940	3.24%
Net interest income as a percent of average interest earning assets (1)			3.13%			3.44%

(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2) Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non–accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Condensed Consolidated Balance Sheets
(Dollars in Thousands)

	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and due from banks	$593,508	$249,711
Interest earning time deposits	4,782	8,965
Investment securities, available for sale	1,160,812	1,134,025
Investment securities, held to maturity (fair value $1,558,981 and $179,990)	1,552,443	168,676
Loans held for sale	12,579	13,538
Loans, net of allowance for credit losses of $54,286 and $57,027	3,533,874	3,810,356
Premises and equipment, net	93,441	92,416
Federal Home Loan Bank stock	24,440	23,023
Goodwill	154,572	151,238
Other intangible assets	20,941	22,955
Interest receivable	26,137	21,396
Cash value of life insurance	97,150	96,751
Other assets	80,753	93,564
Total assets	$7,355,432	$5,886,614

Liabilities
Deposits
Non–interest bearing	$1,360,338	$1,053,242
Interest bearing	4,442,653	3,477,891
Total deposits	5,802,991	4,531,133
Borrowings	656,282	475,000
Subordinated notes	58,750	58,603
Junior subordinated debentures issued to capital trusts	56,785	56,548
Interest payable	2,235	2,712
Other liabilities	55,180	70,402
Total liabilities	6,632,223	5,194,398
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, Authorized, 1,000,000 shares, Issued 0 shares	—	—
Common stock, no par value, Authorized 99,000,000 shares Issued 43,636,784 and 43,905,631 shares, Outstanding 43,547,942 and 43,880,562 shares	—	—
Additional paid–in capital	352,122	362,945
Retained earnings	363,742	301,419
Accumulated other comprehensive income	7,345	27,852
Total stockholders’ equity	723,209	692,216
Total liabilities and stockholders’ equity	$7,355,432	$5,886,614

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Condensed Consolidated Statements of Income
(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Interest income
Loans receivable	$41,171	$40,392	$39,236	$40,818	$46,745
Investment securities – taxable	6,491	4,565	2,528	1,548	1,570
Investment securities – non–taxable	6,456	5,911	5,656	5,223	4,919
Total interest income	54,118	50,868	47,420	47,589	53,234
Interest expense
Deposits	1,663	1,808	2,053	2,343	2,718
Borrowed funds	1,061	1,075	1,296	1,269	5,456
Subordinated notes	881	880	881	880	871
Junior subordinated debentures issued to capital trusts	537	561	558	559	567
Total interest expense	4,142	4,324	4,788	5,051	9,612
Net interest income	49,976	46,544	42,632	42,538	43,622
Credit loss expense (recovery)	(2,071)	1,112	(1,492)	367	3,042
Net interest income after credit loss expense (recovery)	52,047	45,432	44,124	42,171	40,580
Non–interest Income
Service charges on deposit accounts	2,510	2,291	2,157	2,234	2,360
Wire transfer fees	205	210	222	255	301
Interchange fees	3,082	2,587	2,892	2,340	2,645
Fiduciary activities	1,591	2,124	1,961	1,743	2,747
Gains / (losses) on sale of investment securities	—	—	—	914	2,622
Gain on sale of mortgage loans	4,167	4,088	5,612	5,296	7,815
Mortgage servicing income net of impairment	300	336	1,503	213	327
Increase in cash value of bank owned life insurance	547	534	502	511	566
Death benefit on bank owned life insurance	—	517	266	—	—
Other income	426	3,357	92	367	350
Total non–interest income	12,828	16,044	15,207	13,873	19,733
Non–interest expense
Salaries and employee benefits	20,549	18,901	17,730	16,871	20,030
Net occupancy expenses	3,204	2,935	3,084	3,318	3,262
Data processing	2,672	2,526	2,388	2,376	2,126
Professional fees	562	522	588	544	691
Outside services and consultants	2,197	2,330	2,220	1,702	2,083
Loan expense	2,803	2,645	3,107	2,822	2,961
FDIC insurance expense	798	279	500	800	900
Other losses	1,925	69	6	283	735
Other expenses	4,660	4,142	3,765	3,456	3,665
Total non–interest expense	39,370	34,349	33,388	32,172	36,453
Income before income taxes	25,505	27,127	25,943	23,872	23,860
Income tax expense	4,080	4,056	3,770	3,450	1,967
Net income	$21,425	$23,071	$22,173	$20,422	$21,893
Basic earnings per share	$0.49	$0.52	$0.50	$0.46	$0.50
Diluted earnings per share	0.49	0.52	0.50	0.46	0.50

Horizon Bancorp, Inc. Announces Record Earnings for 2021 and Fourth Quarter Results

Condensed Consolidated Statements of Income
(Dollars in Thousands Except Per Share Data, Unaudited)
	Twelve Months Ended
	December 31,	December 31,
	2021	2020
Interest income
Loans receivable	$161,617	$179,672
Investment securities – taxable	15,132	8,493
Investment securities – non–taxable	23,246	17,213
Total interest income	199,995	205,378
Interest expense
Deposits	7,867	18,556
Borrowed funds	4,701	11,430
Subordinated notes	3,522	1,824
Junior subordinated debentures issued to capital trusts	2,215	2,628
Total interest expense	18,305	34,438
Net interest income	181,690	170,940
Credit loss expense (recovery)	(2,084)	20,751
Net interest income after credit loss expense (recovery)	183,774	150,189
Non–interest Income
Service charges on deposit accounts	9,192	8,848
Wire transfer fees	892	1,000
Interchange fees	10,901	9,306
Fiduciary activities	7,419	9,145
Gains / (losses) on sale of investment securities	914	4,297
Gain on sale of mortgage loans	19,163	26,721
Mortgage servicing income net of impairment	2,352	(3,716)
Increase in cash value of bank owned life insurance	2,094	2,243
Death benefit on bank owned life insurance	783	264
Other income	4,242	1,513
Total non–interest income	57,952	59,621
Non–interest expense
Salaries and employee benefits	74,051	71,082
Net occupancy expenses	12,541	12,811
Data processing	9,962	9,200
Professional fees	2,216	2,433
Outside services and consultants	8,449	7,318
Loan expense	11,377	10,628
FDIC insurance expense	2,377	1,855
Other losses	2,283	1,162
Other expenses	16,023	14,952
Total non–interest expense	139,279	131,441
Income before income taxes	102,447	78,369
Income tax expense	15,356	9,870
Net income	$87,091	$68,499
Basic earnings per share	$1.99	$1.56
Diluted earnings per share	1.98	1.55